Exhibit 10.19
First Solar Holdings, LLC
4050 East Cotton Center Road, #68
Phoenix, AZ 85040
November 30, 2005
Robert H. Williams
Hand-Delivered
Dear Bob:
This letter constitutes our agreement concerning your employment status with First Solar. We have mutually agreed that you have terminated your employment with First Solar. Your last day of employment will be December 31, 2005. During December 2005, you will be entitled to take 1.5 weeks of accrued paid vacation.
You will provide transition services to First Solar as requested, as an independent contractor, from January 1, 2006 through February 28, 2006. You will be available on a full time (40 hour per week) basis during this period if requested. First Solar will compensate you for your services based on your current base salary ($205,000/year), prorated monthly for less than full time services. In addition, First Solar will pay you a lump sum of $205,000, on February 28, 2005 or such earlier date as First Solar advises you that it no longer requires your services.
In addition to these payments, First Solar will continue to pay your current medical insurance premiums through February 28, 2006. First Solar will continue to pay your current medical insurance after February 28, 2006 for so long as you are not insured through another program, through August 31, 2006.
Your unit options are forfeited and terminated as of November 30, 2005, along with your other employment benefits (except those stated in the preceding paragraphs). Except for obligations arising under this letter, neither you nor First Solar has any further liability or obligation to the other, and any potential claims for actions on the part of you or First Solar for events preceding this letter are hereby released.
This letter supersedes your employment agreement and contains the complete and entire agreement between you and First Solar regarding the subject matter. Please indicate your agreement with this letter by executing below.
Sincerely,
First Solar Holdings, LLC

By:	/s/ Michael J. Ahearn

Its:	Chief Executive Officer

/s/ Robert H. Williams

Robert H. Williams

Dated:	11-30-05